News Announcement

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX) ADDING TWO THEATERS AND 19 CINEMA SCREENS IN SOLON, OH AND SPARTA, NJ TO ITS GROWING FOOTPRINT

WESTFIELD and SPARTA, New Jersey and SOLON, Ohio (January 17, 2013) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, together with its joint venture partner, Start Media, LLC, today announced the addition of two new theater locations – a 16-screen multiplex in Solon, OH (near Cleveland) and a 3-screen cinema in Sparta, NJ – through negotiation of direct leases with the landlords who own the theaters.  The Sparta lease began January 1, 2013 and the Solon property agreement commences February 1, 2013.  Both theaters are newly converted to digital and will be operated by Digiplex under management agreements with subsidiaries of its recently formed joint venture, Start Media/Digiplex, LLC.  In the near future the Solon property will feature 5 3D-compatible screens and Sparta will have one.

Digiplex Chairman and CEO Bud Mayo stated, “We are picking up where we left off in 2012 following the late December completion of our UltraStar acquisition, in which Digiplex added 74 screens in the Southern California and Arizona markets.  The Solon 16-plex is our first theater in Ohio and the 3-screen facility based in Sparta marks our third New Jersey location.  With the addition of these two properties we will have 18 locations with an aggregate of 178 screens on the growing Digiplex digital platform.  We are pleased with the Company’s progress and plan to continue our aggressive pace of expansion as we strive to achieve a goal of managing 100 theaters and 1000 screens in top DMAs across the country.”

Commenting on the Solon theater lease agreement, Davis Development Group Vice President Paul Yusko stated, “We are delighted that Digiplex, a dynamic and forward-thinking leader in the theatrical exhibition space, has agreed to operate our Solon, Ohio multiplex property.  As a key anchor tenant on Enterprise Parkway we are confident that their further improvements to the theater and their unique focus on showcasing alternative, non-cinematic programming – from opera to live sports – and successful community outreach via social media will help drive additional theater attendance as well as incremental traffic to the area’s surrounding retailers, including several nearby restaurants and fast food establishments.”

About Digital Cinema Destinations Corporation (www.digiplexdest.com)
Digital Cinema Destinations Corp. is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company’s customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. As of December 31, 2012, Digiplex operated 16 cinemas and 159 screens in CA, PA, CT, NJ and AZ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.  Digiplex is also participating in DigiNext, a unique, specialty content joint venture (with Nehst Studios) featuring curated content from festivals around the world.  DigiNext releases typically include innovative live Q&A sessions between the audience and cast members.

About Start Media, LLC
Start Media, LLC is a newly formed, privately held media company with interests in exhibition, feature film production and financing, content discovery technology and publishing.  The Company is acquiring and building content-driven companies designed to capitalize on dislocations created by an evolving media ecosystem. Through its operating subsidiary Wayfare Entertainment, Start Media is active in the production of studio quality independent films. Start Media has recently entered the book publishing industry with its operating subsidiary Start Publishing. Start Media is also a founding investor in the rapidly growing content discovery platform GoWatchit.com.

About Davis Development Group, Inc. (www.davisdevelopmentgroup.com)
Davis Development Group, Inc. owns and manages a portfolio of approximately 32 Ohio-based properties throughout Cuyahoga County as well as in Portage, Summit and Lake Counties.  Its focus is on commercial retail, office, industrial and medical space, as well as vacant land and the Ohio Design Centre. The organization was founded in 1966.

Disclosure Regarding Forward-Looking Statements
This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form S-1 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	JCIR – Investor Relations
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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